Exhibit 99.1

Transmeridian Announces Commencement of Exchange Offer

for Senior Secured Notes due 2010

HOUSTON, June 15, 2006 (Prime Zone) – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that Transmeridian Exploration Inc., the Company’s wholly owned British Virgin Islands subsidiary (“TEI”), has commenced its exchange offer of $290 million aggregate principal amount of its Senior Secured Notes due 2010 registered under the Securities Act of 1933 for all $290 million aggregate principal amount of its outstanding Senior Secured Notes due 2010 sold in December 2005 and May 2006 pursuant to Regulation D under the Securities Act of 1933.

The exchange offer will expire at 5:00 p.m., New York City time, on July 18, 2006, unless extended. This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities. The exchange offer is being made solely by TEI’s prospectus, dated June 12, 2006, with respect to the exchange offer and the related letter of transmittal. Copies of the prospectus and letter of transmittal may be obtained from The Bank of New York, the exchange agent for the exchange offer, Reorganization Section, 101 Barclay Street, New York, New York 10286, Attn: David A. Mauer, (212) 815-3687.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated (TMEI) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMEI primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Transmeridian Exploration Incorporated

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in TMEI’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and other filings with the Securities and Exchange Commission.

Although TMEI believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by TMEI or any other person that the objectives and plans of TMEI will be achieved.

CONTACT: Transmeridian Exploration Incorporated (281) 999-9091